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                    ADDITIONAL EARNINGS PER SHARE INFORMATION

                      Kelly Services, Inc. and Subsidiaries



Details of the common shares used to compute earnings per share are as follows in thousands except per share items:
                                                    13 Weeks Ended
                                                ---------------------
                                                March 29,   March 30,
                                                  1998        1997
                                                --------    --------
Weighted average shares outstanding               38,177      38,061

Adjustment for dilutive shares from stock
  options under the treasury stock method
    Shares assumed issued                          1,335         479

    Less - Shares assumed repurchased             (1,128)       (425)
                                                 --------   ---------

      Additional shares assumed outstanding          207          54
                                                 --------   ---------

Applicable shares as adjusted                     38,384      38,115
                                                 ========   =========


Net earnings                                     $15,064     $14,228
                                                 ========    ========

Diluted earnings per common share                   $.39        $.37
                                                    ====        ====


This calculation is submitted in accordance with Regulation
  S-K item 601(b)(11).

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